Exhibit 10.1

September 30th, 2021

Brent Hinds

C/O Robert Half Executuve Search

Re: Offer of Employment: Vice President and Controller

Dear Brent:

ClearSign Technologies Corporation is pleased to offer you a position as Vice President and Controller, reporting directly to our Chief Executive Officer, commencing Monday, October 18, 2021.  In this position, you may be deemed to be an officer of ClearSign for SEC filing and reporting purposes. This offer letter and your appointment by the Board as an officer will be formalized and effective (the Effective Date) on the latest of (i) you signing this offer letter and (ii) physically starting work on October 18, 2021.

The following is a description of the role:

The VP & Controller is an integral part of the executive team and will work closely with the CEO and other key members of the Leadership Team. The VP & Controller will report to the CEO (as well as to the board of directors for specific audit-related functions) and have responsibility for accounting, IT, finance, forecasting, and all SEC filings. The VP & Controller will also ensure that all appropriate controls are maintained and have a key role in investor relations activities.

Primary Duties and Responsibilities

Provide exceptional leadership to the finance and accounting team and grow/scale with the organization

Lead accounting and reporting activities to ensure the accurate and timely reporting of results

Manage overall treasury and cash flow to ensure strategy execution

Anticipate the needs of internal customers; focus on work processes that deliver consistent, accurate, timely, clear, and actionable financial information while maintaining a high level of customer satisfaction

Maximize efficiency and effectiveness of the core financial systems and processes

Establish and maintain systems and controls, which verify the integrity of all systems, processes, and data

Ensure seamless SOX implementation and ongoing compliance

Develop and mentor staff to perform at their highest potential

Prepare reports that summarize and forecast company business activity and financial position in areas of income, expenses and earnings based on past, present and expected operations

Prepare reports required by regulatory agencies, as well as regional and global compliance and support requirements

Lead audit preparation and coordination for both internal and external audits to meet accuracy and timeliness requirements

Lead all IT related matters and ensure appropriate controls and risks are mitigated

Remain compliant with securities laws and company policies

ClearSign Technologies Corporation 12870 Interurban Avenue South Seattle, WA 98168 Phone: 206.673.4848 | www.clearsign.com

Brent Hinds

September 30, 2021

Compensation, Benefits, and Notices

Base salary: $200,000 per year.

Vacation accrues at 4 weeks per calendar year, prorated for partial years.  ClearSign has a “use it or lose it” policy whereby employees may carryover no more than 40 hours each calendar year end.  Accrued vacation is forfeited upon separation.

Sick time accrues at 6 days per calendar year, prorated for partial years.  Accrued sick time carries over from year to year, but is forfeited upon separation.

Enrollment in ClearSign’s Healthcare Plan with coverage for you and your immediate family. The medical plan is through Regence Blue Shield insurance with a $1,500/$3,000 in network deductible per individual/family. Dental and vision coverage is also included. We also offer a Health Savings Account (HSA) making contributions as follows:  $50/month for an individual employee or , $100/month for an employee with an enrolled family. Amounts accumulate for reimbursement of your out-of-pocket expenses.

Voluntary enrollment in our defined contribution retirement plan.  Currently, ClearSign offers a SIMPLE IRA Plan whereby the employee may contribute up to $13,500/year ($16,500 if the employee is ≥ 50 years old) and ClearSign will match dollar-for-dollar up to the first 3% of the employee’s gross wages contributed to the Plan.  SIMPLE IRA plans also allow the employee to contribute up to $6,000/year ($7,000 if ≥ 50 years old) to an individual IRA account.

All benefits are subject to future adjustments and changes, or may be discontinued in the judgment of the Company.

As an at-will employee, you may terminate your employment at any time.  Likewise, your employment may be terminated by us at any time.

Short-term and Long-term Incentives:

As an employee, you are eligible to have, common stock, options to purchase common stock, or other forms of company equity (NASDAQ: CLIR) issued to you under our Equity Incentive Plan.  Future grants under the Equity Incentive Plan will be based on a number of considerations, including your performance, the Company’s performance, and the financial condition of the Company and will be subject to approval by the Company’s Board of Directors. You bonus value will be up to 40% of your annual salary, and comprised of long term and short term incentives awards.

Equity Compensation:

Signing Option. On the Effective Date, Company shall issue to you an option (the “Signing Option”) for the purchase of 100,000 shares of Company’s common stock (the “Signing Option Shares”)

The Signing Option shall be an incentive stock option to the extent permitted under the Internal Revenue Code (the “Code”). The per share exercise price of the Signing Option Shares shall be equal to the closing price of Company’s common stock on the grant date, which is also expected to be the Effective Date, and the term of the Signing Option shall be 10 years. The right to purchase one-third of the Signing Option Shares shall vest on the Effective Date; the right to purchase one-third of the Signing Option Shares shall vest on the first anniversary of the Effective Date; and the right to purchase one-third of the Signing Option Shares shall vest on the second anniversary of the Effective Date.

Brent Hinds

September 30, 2021

If acceptable, please sign in the space below and return the executed letter to me. This offer is subject to a background check, successfully passing a drug screening, determination of U.S. citizenship, and satisfactory completion of other typical steps in the hiring procedure. This offer expires if not accepted by October 5th 2021.

We look forward to welcoming you aboard.

Sincerely,

ClearSign Technologies Corporation

Jim Deller
Chief Executive Officer

Agreed and Accepted

/s/ Brent Hinds	October 18, 2021
Brent Hinds	Date